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Exhibit 16.1

August 19, 2002

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for PawnMart, Inc. and, under the date of April 27, 2001, we reported on the consolidated financial statements of PawnMart, Inc. as of and for the years ended February 3, 2001 and January 29, 2000. On May 6, 2002, we were notified that our appointment as principal accountants would be terminated upon the completion of the audit of PawnMart, Inc.'s consolidated financial statements as of and for the fiscal year ended February 3, 2001, and the issuance of our report thereon which occurred on August 9, 2002. We have read PawnMart, Inc.'s statements included under Item 4 of its Form 8-K dated August 9, 2002, and we agree with such statements, except that we are not in a position to agree or disagree with PawnMart, Inc.'s statement that PawnMart, Inc. engaged Grant Thornton LLP on April 2, 2002 and that the change was recommended and approved by the Board of Directors.

Very truly yours,

/s/ KPMG LLP

KPMG LLP

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Exhibit 16.1